Exhibit 4.1

Form of W arrant

POLYMEDIX, INC.

SERIES D WARRANT TO PURCHASE COMMON STOCK

To Purchase [ ] Shares of Common Stock

Date of Issuance: April [__], 2011

VOID AFTER April [  ], 2016

Warrant No.:

THIS CERTIFIES THAT, for value received, [___], or permitted registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to subscribe for and purchase at the Exercise Price (defined below) from PolyMedix, Inc., a Delaware corporation (the “Company”), at any time during the Exercise Period, up to [ ] fully paid and nonassessable shares of the Company’s class of common stock, par value $0.001 per share (“Common Stock”). This warrant is one of a series of warrants to purchase shares of Common Stock (the “Warrants”) issued pursuant to that certain Underwriting Agreement, dated as of April 5, 2011, by and between the Company and Cowen and Company, LLP, pursuant to the Company’s registration statement on Form S-3, as amended, filed with the U.S. Securities and Exchange Commission (No. 333-165814) and the prospectus supplement, dated April 62011.

1.         CERTAIN DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

(a)        “Exercise Period” shall mean the period commencing with the Issuance Date ending on the fifth anniversary of the Issuance Date, if such falls on a day other than a Trading Day, the next succeeding day that is a Trading Day, unless sooner terminated as provided below.

(b)        “Exercise Price” shall mean $     per share, subject to adjustment as provided herein.

(c)        “Exercise Shares” shall mean the shares of Common Stock issuable upon exercise of this Warrant.

(d)        “Fair Market Value” means, for one share of Common Stock, as of any date, the value determined by the first of the following clauses that applies: (i) if the Common Stock is then listed on an exchange, the average of the closing sales prices for the shares of Common Stock on the principal exchange where such security is listed or traded as reported by Bloomberg L.P. (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg L.P. is not then reporting sales prices of such security) (collectively, “Bloomberg”) for the ten (10) consecutive Trading Days immediately preceding such date, or (ii) if the Common Stock is then quoted on the OTC Bulletin Board, the average of the reported sales prices reported by Bloomberg on the OTC Bulletin Board during the same period, or, if there is no sales price for such period, the last sales price reported by Bloomberg for such period, (iii) if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the last sales price of such security in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices) for such security as reported by Bloomberg, or if no sales price is so reported for such security, the last bid price of such security as reported by Bloomberg; or (iv) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the board of directors of the Company.

Exhibit 4.1

(e)        “Issuance Date” shall mean the Date of Issuance first written above.

(f)        “Principal Market” shall mean the OTC Bulletin Board.

(g)        “Required Holders” shall mean holders of Warrants representing at least a majority of the shares of Common Stock underlying the Warrants then outstanding.

(h)        “Trading Day” shall mean any day on which the Common Stock is traded or quoted on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded or quoted; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York City time).

(i)         “VWAP” means, for the Common Stock, as of any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed on an exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the principal exchange on which the Common Stock is then listed for trading as reported by Bloomberg (based on a Trading Day from 9:30:01 a.m., New York City time, to 4:00:00 p.m., New York City time); (b) if the Common Stock is then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as mutually determined by the Company and the Required Holders.

2.          EXERCISE OF WARRANT.

(a)        The rights represented by this Warrant may, subject to Section 3 below, be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth on the signature page hereto (or at such other address as it may designate by notice in writing to the Holder):

(i)         An executed Notice of Exercise in the form attached hereto; and

(ii)        Payment of the Exercise Price either in cash or by check (subject to Section 5 below).

Execution and delivery of the Notice of Exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Exercise Shares, if any. If requested by the Company, Holder agrees to provide this Warrant, or an affidavit of lost security, to the Company within a reasonable period after the delivery of the Notice of Exercise.

(b)        On or before the third business day following the delivery of the Notice of Exercise and payment of the aggregate Exercise Price, the Company shall, (X) provided that the Company’s transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (the “FAST Program”) and so long as the certificates therefor are not required to bear a legend regarding restriction on transferability, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y), if the Company’s transfer agent is not participating in the FAST Program or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address as specified in the Notice of Exercise, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise.

Exhibit 4.1

(c)        The person in whose name any Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which the payment of the Exercise Price was made, irrespective of the date such Exercise Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Exercise Shares, as the case may be, except that, if the date of such payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares on the next succeeding date on which the stock transfer books are open.

(d)        To the extent permitted by law, the Company’s obligations to issue and deliver Exercise Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person or entity of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Exercise Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

(e)        Upon any partial exercise and surrender of this Warrant, the Company, at its expense, will forthwith and, in any event within five business days, issue and deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, exercisable, in the aggregate, for the balance of the number of shares of Common Stock remaining available for purchase under this Warrant.

(f)        If the Company shall fail for any reason or for no reason to issue to the Holder within three (3) business days of receipt of the Exercise Notice in compliance with the terms of this Section 2, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company's share register or to credit the Holder's balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder's exercise of this Warrant, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) business days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company's obligation to deliver such certificate (and to issue such Warrant Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the date of exercise.

3.         EXERCISE LIMITATIONS; HOLDER’S RESTRICTIONS.

(a)        The Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise, the Holder (together with the Holder’s affiliates), as set forth on the applicable Notice of Exercise, would beneficially own in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such issuance, unless the Holder of this Warrant elects to waive the provisions of this Section 3(a) upon not less than 61 days’ prior notice to the Company. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (a) exercise of the remaining, non-exercised portion of this Warrant beneficially owned by such Holder or any of its affiliates, and (b) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any other shares of Common Stock or Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act, and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3(a) applies, the determination of whether this Warrant is exercisable (in relation to other securities beneficially owned by the Holder and his or its affiliates) and of which a portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities beneficially owned by the Holder and his or its affiliates) and of which portion of this Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 3(a), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

Exhibit 4.1

(b)        This Warrant may not be exercised to purchase Exercise Shares to the extent that the purchase of such Exercise Shares (or the right to purchase such Exercise Shares) would cause such Holder to become an “Acquiring Person,” as that term is used in that certain Rights Agreement dated as of May 12, 2009, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agreement”).

4.         COVENANTS AS TO EXERCISE SHARES. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will, at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant in full, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

5.         CASHLESS EXERCISE. If at any time during the Exercise Period there is no effective registration statement under the Securities Act of 1933, as amended, or no current prospectus covering the issuance of the Exercise Shares, then, this Warrant may be exercised at such time by means of a “cashless exercise,” whereupon delivery of the Notice of Exercise, the Company will issue, or cause its transfer agent to issue, a certificate bearing a legend regarding restriction on transferability, for the number of Exercise Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

Exhibit 4.1

(A)           = the VWAP on the Trading Day immediately preceding the date of the Notice of Exercise;

(B)           = the Exercise Price (as adjusted as provided herein); and

(X)     = the number of Exercise Shares for which this Warrant is being exercised;

provided, that any fractional shares shall be paid in accordance with Section 8.

6.         NO IMPAIRMENT. Except and to the extent as waived or consented to by each holder of Warrants, the Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

7.         ADJUSTMENT OF EXERCISE PRICE AND SHARES.

(a)        In the event of any change in the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, consolidation, acquisition of the Company (whether through merger or acquisition of substantially all the assets or stock of the Company), or the like, then the number, class and type of securities issuable upon exercise of this Warrant and the Exercise Price shall be correspondingly adjusted to give the Holder, on exercise for the same aggregate Exercise Price, the total number, class, and type of securities as the Holder would have been entitled to receive had this Warrant (or the unexercised portion hereof) been exercised prior to such event and had the Holder continued to hold the Exercise Shares issuable upon such exercise through such event. This Warrant need not be changed because of any adjustment in the number, class and type of securities issuable upon exercise of this Warrant.

(b)        If at any time or from time to time the holders of Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(i) Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution (other than a dividend or distribution covered in Section 7(a) above);

(ii) any cash paid or payable otherwise than as a cash dividend; or

(iii) Common Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement (other than an event covered in Section 7(a) above), then and in each such case, the Holder will, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock issuable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property, as applicable, (including cash in the cases referred to in clauses (ii) and (iii) above) which such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

Exhibit 4.1

(c)        Upon the occurrence of each adjustment pursuant to this Section 7, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Exercise Shares or other securities issuable upon exercise of this Warrant, as applicable, describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(d)        If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 7(d) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued by the Company in connection with any Excluded Securities, for a consideration per share (the “New Issuance Price”) less than the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Exercise Price, the “Applicable Price,” and any such actual or deemed issuance or sale, a “Dilutive Issuance”), then immediately from and after such Dilutive Issuance, the Exercise Price shall be reduced to an amount equal to the New Issuance Price.  For purposes of determining the adjusted Exercise Price under this Section 7(d), the following shall be applicable:

(i)  If the Company in any manner issues or sells any rights, options, warrants or other securities containing the right to subscribe for or purchase any Common Shares or Convertible Securities (“Options”) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option, or upon conversion, exercise or exchange of such Convertible Securities issuable upon exercise of any such Option, is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share at the time of the issuance or sale of such Option, and such price per share shall be deemed a New Issuance Price.  For purposes of this Section 7(d)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of any such Option, or upon conversion, exercise or exchange of such Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii)  If the Company in any manner issues or sells (except in connection with any Option to subscribe for or purchase and Convertible Securities) any rights or other securities exchangeable for or convertible into Common Shares (“Convertible Securities”) and the lowest price per share for which one share of Common Stock is issuable upon the exchange or conversion thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share at the time of the issuance or sale of such Convertible Securities, and such price per share shall be deemed a New Issuance Price.  For the purposes of this Section 7(d)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the exchange or conversion thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon exchange or conversion of such Convertible Security.  No further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon exchange or conversion of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 7(d), no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

Exhibit 4.1

(iii)  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the exchange or conversion of any Convertible Securities, or the rate at which any Convertible Securities are exchangeable for or convertible into shares of Common Stock increases or decreases at any time, then the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration, or increased or decreased conversion rate, as the case may be, at the time initially issued or sold.  No adjustment pursuant to this Section 7(d)(iii) shall be made if such adjustment would result in an increase of the Exercise Price.

(iv)  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for no value and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the aggregate consideration received by the Company.  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received or receivable by the Company therefor.  If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the volume weighted average price of such security on the date of receipt.  If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)  In the event that the Company would be required under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or quoted to obtain stockholder approval in order to allow the Exercise Price to be less than the Applicable Price (the “Required Stockholder Approval”), then, unless and until such time as the Company receives the Required Stockholder Approval, no adjustment pursuant to the Section 7(d) shall cause the Exercise Price to be less than the Applicable Price.  The Company shall not effect a Dilutive Issuance that would require the Required Stockholder Approval to reduce the Exercise Price without first obtaining the Required Stockholder Approval.

(vi) “Excluded Securities” means (a) shares of Common Stock or options to employees, officers or directors of the Company in their capacity as such pursuant to any stock or option plan or employment agreement duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of the securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Warrant, provided that such securities have not been amended since the date of this Warrant to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a entity (or to the equity holders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

Exhibit 4.1

8.         FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant or as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fractional share a sum in cash equal to the product resulting from multiplying the then current Fair Market Value of an Exercise Share by such fractional share.

9.         FUNDAMENTAL TRANSACTIONS. If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another entity, in which the shareholders of the Company as of immediately prior to the transaction own less than a majority of the outstanding stock of the surviving entity, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 7 above) (each, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property, as applicable, as the Holder would have been entitled to receive upon the occurrence of such Fundamental Transaction if the Holder had been, immediately prior to such Fundamental Transaction, the holder of the number of Exercise Shares then issuable upon exercise in full of such Warrant. Following any transaction contemplated by this Section 9, the term Exercise Shares shall be deemed to refer to the shares for which this Warrant is thereafter exercisable in accordance with the provisions hereof. In addition, if holders of Common Stock are given a choice as to the securities, cash, or property to be received in a Fundamental Transaction (including a right to elect to receive any particular one or combination of more than one of the foregoing), then the Holder shall be given the same choice of consideration upon any exercise of this Warrant following such Fundamental Transaction, which choice of consideration can be made at the time of exercise at any time prior to the expiration of the Exercise Period. The Company shall not effect any Fundamental Transaction unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Fundamental Transaction shall assume the Company’s obligations hereunder. The provisions of this Section 9 shall similarly apply to successive Fundamental Transactions.

10.       NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

11.       TRANSFER OF WARRANT. Subject to compliance with any applicable laws, this Warrant and all rights hereunder are transferable to any transferee designated by the Holder, upon delivery by the Holder in person or by duly authorized attorney, of this Warrant and a complete and duly executed Assignment Form, in the form attached hereto, to the Company.

Exhibit 4.1

12.       LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

13.       NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic transmission or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page hereto and to the Holder at the address provided in writing to the Company prior to the issuance of this Warrant or at such other address as the Company or the Holder may designate by ten (10) days advance written notice to the other parties hereto.

14.       ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

15.       GOVERNING LAW. This Warrant shall be governed by, and construed in accordance with, the laws of the State of New York. The Holder hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of

New York in any suit or proceeding arising out of or relating to this Warrant or the transactions contemplated thereby. The Holder irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Warrant in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

16.       AMENDMENT OR WAIVER. Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Required Holders. Notwithstanding the foregoing, (a) this Warrant may be amended and the observance of any term hereunder may be waived without the written consent of the Holder only in a manner which applies to all Warrants in the same fashion, and (b) the number of Exercise Shares subject to this Warrant and the Exercise Price of this Warrant may not be amended, and the right to exercise this Warrant may not be waived, without the written consent of the Holder. The Company shall give prompt written notice to the Holder of any amendment hereof or waiver hereunder that was effected without the Holder’s written consent. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

[Signature Page Follows]

Exhibit 4.1

IN WITNESS WHEREOF, the Company caused this Warrant to Purchase Common Stock to be executed by its duly authorized officer as of the date first set forth above.

POLYMEDIX, INC. By:
Nicholas Landekic President and Chief Executive Officer

170 N. Radnor-Chester Road, Suite 300

Radnor, PA 19087

Fax: 484-598-2401

Email: nlandekic@polymedix.com

Exhibit 4.1

NOTICE OF EXERCISE

TO: POLYMEDIX, INC.

(1)        The undersigned hereby elects to purchase                      shares of the common stock, par value $0.001 (the “Common Stock”), of PolyMedix, Inc. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any, subject to the limitations set forth in the Warrant.

(2)        Please issue the certificate for shares of Common Stock in the name of, and pay any cash for any fractional share to:

 Print or type name

 Social Security or other Identifying Number

 Street Address

 City, State, Zip Code

(3)        If such number of shares shall not be all the shares purchasable upon the exercise of the Warrants evidenced by this Warrant, a new warrant certificate for the balance of such Warrants remaining unexercised shall be registered in the name of and delivered to:

Please insert Social Security or other identifying number:

(Please print name and address)

Dated:	[ ]
(Signature)

(Print Name)

ASSIGNMENT FORM

     (To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

     FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

Address:

Dated:

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.